Exhibit 99.1

Puradyn Releases 2019 2nd Quarter Unaudited Financial Results

Boynton Beach, FL – August 14, 2019 - Puradyn Filter Technologies Incorporated (OTCQB: PFTI), a global manufacturer of oil bypass filtration systems, today reported unaudited results of operations for the second fiscal quarter ended June 30, 2019.

Net sales for the three months ended June 30, 2019 were $468,525 compared to $1,152,462 for the same period in 2018, a decrease of (59)%. Net sales for the six-month period ended June 30, 2019 were $951,518 compared to $2,038,202 for the same time period in 2018, a decrease of (53)%, which is principally attributed to a few customers delaying orders due to the rapid decline of market certainty and the volatility of oil prices, especially in the oil and gas segment that began in November 2018 and continued through the second quarter.

Gross profit, as a percentage of sales, decreased by (78)% in the three months ended June 30, 2019 from the same period in 2018.  Loss from operations for the three months ended June 30, 2019 was $(262,375) as compared to an income of $89,540 in the same period in 2018. Gross profit, as a percentage of sales, decreased by (70)% in the six months ended June 30, 2019 from the same period in 2018.  Loss from operations for the six months ended June 30, 2019 was $(540,517) as compared to an income of $127,500 in the same period in 2018.

The Company reported a net loss of $(361,528) or $(0.01) per share, basic and diluted, for the three months ended June 30, 2019, compared to a net income of $8,872 or $0.00 per share, basic and diluted, for the same period in 2018; and a net loss of $(728,668) or $(0.01) per share, basic and diluted, for the six months ended June 30, 2019, compared to a net loss of $(27,871) or $(0.00) for the same period in 2018.  Basic and diluted weighted average shares used in the calculations for all of the 2019 and 2019 periods were 69,016,468 shares.

Key business highlights from the second quarter include:

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Revenues in the quarter were negatively impacted by the continued delays in expected orders, especially from customers in the Oil & Gas category facing downward market trends, and while we believe these orders will eventually be received, it has become difficult to predict the timing.

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We are nearing the completion of trials by two new customers who are leaders in the midstream segment. This is expected to not only lead to orders beginning in late 2019 but should open up visibility of our product’s viability throughout the segment.

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We secured another major inland marine customer that intends to begin equipping their entire fleet in the third quarter and a major government contractor that manages the maintenance of generators at remote U.S. military operations.

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We launched a completely updated website at www.puradyn.com including an e-commerce component to facilitate direct-to-consumer sales.

“Our second quarter results were impacted by the continued delays of anticipated orders from both existing and prospective customers within the drilling and pressure pumping segments which continue to face market volatility and uncertainty that has caused delays in capital expenditures, “ commented Ed Vittoria, CEO of Puradyn Filter Technologies, Inc. “However, we continue to make progress in growing other market segments, including midstream, marine and power generation, which will improve the future diversification of our business.”

The Company’s quarterly report on Form 10-Q is available from the SEC website at http://www.sec.gov or the Investor Relations sections of the Company’s website at https://www.puradyn.com.

About Puradyn Filter Technologies (www.puradyn.com)

Puradyn designs, manufactures and markets puraDYN® Oil Filtration Systems, the most effective bypass oil filtration products available for internal combustion engines, transmissions and hydraulic applications. Puradyn bypass filtration systems continuously clean lubricating oil and replenish base additives to maintain oil viscosity and safely and significantly extend oil change intervals and engine life. Effective for internal combustion engines, transmissions and hydraulic applications, Puradyn’s patented, environmentally-conscious solutions deliver rapid return on investment by reducing oil consumption, maintenance and overhaul costs and engine downtime, while also protecting high-value engine assets. Puradyn filtration systems have been deployed on thousands of engines around the world and were also selected by the US Department of Energy for a three-year study of the performance and cost benefits of bypass oil filtration.

Safe Harbor for Forward-Looking Statements

Statements in this press release, which are not historical data, are forward-looking statements which involve known and unknown risks, uncertainties or other factors not under the company’s control, including but not limited to our history of losses and uncertainty that we will be able to continue as a going concern, our ability to generate net sales in an amount to pay our operating expenses, our need for additional financing and uncertainties related to our ability to obtain these funds, our reliance on sales to a limited number of customers, our dependence on a limited number of distributors, our ability to compete, our ability to protect our intellectual property, and the application of penny stock rules to the trading in our stock, among others which may cause actual results, performance or achievements of the company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These risk factors include but are not limited to those detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 as filed with the SEC on March 26, 2019 and its other periodic filings with the SEC. Puradyn disclaims any responsibility to update any of the forward looking statements contained in this release.

Puradyn Filter Technologies Incorporated

Condensed Statements of Operations

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Net sales	$468,525	$1,152,462	$951,518	$2,038,202
Cost of products sold	368,719	690,959	699,220	1,195,401
Gross Profit	99,806	461,503	252,298	842,801

Costs and expenses:
Salaries and wages	200,051	196,450	428,629	389,718
Selling and administrative	162,130	175,513	352,769	325,583
Loss on impairment of patents	—	—	11,417	—
Total operating costs	362,181	371,963	792,815	715,301

Income / (Loss) from operations	(262,375)	89,540	(540,517)	127,500

Other income (expense):
Interest expense	(99,153)	(80,668)	(188,151)	(155,371)
Total other expense, net	(99,153)	(80,668)	(188,151)	(155,371)
Net income / (loss) before income tax expense	(361,528)	8,872	(728,668)	(27,871)

Provision for income taxes	—	—	—	—
Net Income / (loss)	$(361,528)	$8,872	$(728,668)	$(27,871)

Basic income / (loss) per common share	$(0.01)	$0.00	$(0.01)	$(0.00)

Diluted income / (loss) per common share	$(0.01)	$0.00	$(0.01)	$(0.00)
Weighted average common shares outstanding basic and diluted	69,016,468	69,016,468	69,016,468	69,016,468

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CONTACT:

Puradyn Filter Technologies, Inc.

Kathryn Morris

Director, Corporate Communications

(T) 561 547 9499, x 226

kmorris@puradyn.com

https://www.puradyn.com/